                                                                 EXHIBIT 11.1


                      MAUNA LOA MACADAMIA PARTNERS, L.P.

                  Computation of Net Income per Class A Unit

                                  (Unaudited)

                     (In Thousands, Except Per Unit Data)


                                    Three Months       Six Months
                                    Ended June 30,    Ended June 30,
                                    --------------    -------------
                                    1997      1996    1997     1996
                                    ----      ----    ----     ----

Net income (loss)               $    43       (56)     269     (174)

Class A Unitholders
 (ownership percentage)            x 99%     x 99%    x 99%    x 99%
                                  ------    ------   ------   ------
 Net income (loss) allocable
  to Class A Unitholders        $    42       (55)     266     (172)
                                  =====     ======   ======   ======

Class A Units outstanding         7,500     7,500    7,500    7,500
                                  =====     ======   ======   ======
Net income (loss)
 per Class A Unit               $  0.01     (0.01)     .04    (0.02)
                                   ====     ======     ===    ======